Exhibit 99.1

Sensus Healthcare Reports Third Quarter 2023 Financial Results

Revenues of $3.9 million reflect seasonality and macroeconomic conditions

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (November 9, 2023) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three and nine months ended September 30, 2023.

Highlights from the third quarter of 2023 and recent weeks include the following:

●	Reported revenues of $3.9 million, compared with $4.5 million in the second quarter of 2023 and $9.0 million in the prior-year third quarter, reflecting lower superficial radiotherapy (SRT) unit sales

●	Shipped 11 SRT systems, including three outside the U.S. and five to a large customer

●	Net loss was $1.5 million, or ($0.09) per share, compared with net income of $1.8 million, or $0.11 per diluted share, for the prior-year quarter

●	Ended the quarter with $20.5 million in cash and cash equivalents, and no debt

●	Sold an SRT-100+™ System to Cape Cod Hospital in Hyannis, Mass., representing continued interest from hospital oncology departments

●	Increased finished goods inventory in preparation for an expected seasonally strong fourth quarter

●	Board of directors approved a $3.0 million common stock repurchase program

●	Showcased its full line of SRT devices for the treatment of non-melanoma skin cancer at ASTRO 2023 and at the Fall Clinical dermatology conference

Management Commentary

“Our third quarter results reflect typical summer seasonality and macroeconomic conditions,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare. “While economic challenges continue to affect many dermatologists, we used our strong cash position to build inventory in order to be able to quickly address demand as our customers adjust to higher inflation and interest rates. Utilization of SRT to treat non-melanoma skin cancer continues to increase, driven by favorable reimbursement, an aging population and clinical results that are as good, if not better than Mohs surgery.

“The fourth quarter is off to a good start with participation in the Fall Clinical dermatology conference and the American Association of Radiation Oncology annual meeting, both in October. The attention our products received at these important trade shows bolsters our optimism for the future as we enter the year’s strongest sales quarter with new features to improve the use of SRT in dermatology and oncology practice settings,” he added. “For example, our HIPAA-compliant Sentinel IT software allows customers to document and store patient data for clinical, billing and asset-management purposes, and also allows us to track utilization. We enhanced Sentinel earlier this year by adding Sensus Cloud with its remote monitoring capabilities to track and monitor SRT systems. This is ideal for better managing dermatology clinics.

“The community hospital channel is gaining momentum, and we were delighted to sell an SRT-100+™ System to Cape Cod Hospital in Hyannis. This was the second system we sold to a hospital in Massachusetts, and we are optimistic that the Northeast U.S. will be an important market.

“Our focus on international opportunities continued during the quarter as we sold four systems outside the U.S. We affirm our goal to enter three to four new geographies over the coming years, building upon our success in international markets, where we sold 10 systems so far this year, and our recently added opportunities in Latin America, the UK and Ireland,” Mr. Sardano concluded.

Third Quarter Financial Results

Revenues for the third quarter of 2023 were $3.9 million, compared with $9.0 million for the third quarter of 2022. The decrease was primarily due to a lower number of SRT units sold and lower sales to a large customer.

Cost of sales was $1.9 million for the third quarter of 2023, compared with $3.1 million for the prior-year quarter. The decrease was primarily due to lower sales in the 2023 quarter.

Gross profit for the third quarter of 2023 was $2.0 million, or 51.0% of revenues, compared with $5.9 million, or 65.6% of revenues, for the third quarter of 2022. The decrease was primarily due to the lower number of units sold and higher costs charged by vendors in the 2023 quarter.

Selling and marketing expense was $1.3 million for the third quarter of 2023, compared with $1.8 million for the prior-year quarter. The decrease was primarily attributable to a decrease in marketing activity, as well as lower tradeshow costs and commission expense.

General and administrative expense was $1.5 million for the third quarter of 2023, compared with $1.2 million for the third quarter of 2022. The increase was primarily due to higher professional and bank fees, including costs associated with entering into a new credit facility

Research and development expense was $1.1 million for the third quarter of 2023, compared with $0.7 million for the third quarter of 2022. The increase was primarily due to expenses related to a project to develop a drug delivery system for an aesthetic project. The Company recently submitted a 510(k) application for this product and expects the completion of this project by the end of 2023.

Other income of $0.3 million for the third quarter of 2023 was mostly related to interest income and compares with other income of $0.1 million for the third quarter of 2022.

Net loss for the third quarter of 2023 was $1.5 million, or $(0.09) per share, compared with net income of $1.8 million, or $0.11 per diluted share, for the third quarter of 2022.

Adjusted EBITDA for the third quarter of 2023 was negative $1.7 million, compared with positive $2.3 million for the third quarter of 2022. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $20.5 million as of September 30, 2023, compared with $25.5 million as of December 31, 2022. The Company had no outstanding borrowings under its revolving line of credit. Prepaid inventory was $3.9 million as of September 30, 2023, compared with $6.3 million as of December 31, 2022. Inventories were $13.2 million as of September 30, 2023, compared with $3.5 million as of December 31, 2022, with the increase reflecting preparations for higher expected unit sales during the fourth quarter of 2023.

Nine Month Financial Results

Revenues were $11.8 million for the nine months ended September 30, 2023, compared with $31.4 million for the nine months ended September 30, 2022, reflecting a lower number of units sold and lower sales to a large customer.

Cost of sales was $5.6 million for the first nine months of 2023, compared with $10.2 million for the first nine months of 2022. The decrease was primarily related to lower sales in the 2023 period.

Gross profit was $6.2 million for the first nine months of 2023, or 52.6% of revenues, compared with $21.3 million, or 67.8% of revenues, for the year-ago period. The decrease was primarily driven by the lower number of units sold and higher costs charged by vendors in the 2023 period.

Selling and marketing expense was $5.0 million for the first nine months of 2023, compared with $4.8 million for the same period of 2022. The increase was primarily attributable to an increase in tradeshow expense and higher headcount, offset by a reduction in commission and advertising expenses.

General and administrative expense was $4.2 million for the first nine months of 2023, compared with $3.6 million for prior-year period. The increase was primarily due to higher professional and bank fees, including costs associated with entering into a new credit facility

Research and development expense was $3.0 million for the first nine months of 2023, compared with $2.3 million for the same period of 2022. The increase was primarily due to expenses related to a project to develop a drug-delivery system for aesthetic use.

Other income of $0.8 million for the first nine months of 2023 was mostly related to interest income. Other income of $12.9 million for the first nine months of 2022 was related to the gain on the sale of a non-core asset.

Net loss for the nine months ended September 30, 2023 was $3.7 million, or $(0.23) per share, compared with net income of $21.4 million, or $1.28 per diluted share, for the nine months ended September 30, 2022. Net income for the 2022 period included a $12.8 million gain on the sale of a non-core asset.

Adjusted EBITDA for the first nine months of 2023 was negative $5.4 million, compared with positive $23.8 million for the first nine months of 2022.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2023	2022	2023	2022

Net income, as reported	$(1,451)	$1,829	$(3,725)	$21,415
Add:
Depreciation and amortization	60	75	216	241
Stock compensation expense	67	40	276	137
Income tax expense (benefit)	(125)	450	(1,428)	2,168
Interest income, net	(277)	(118)	(764)	(145)
Adjusted EBITDA, non GAAP	$(1,726)	$2,276	$(5,425)	$23,816

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss financial results for the 2023 third quarter, provide a business update and answer questions. To access the conference call, dial 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). The call will be webcast live and can be accessed at this link, or in the Investors section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available until December 9, 2023 and can be accessed by dialing 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International), using replay code 8454758. An archived webcast of the call will also be available in the Investors section of the Company’s website.

About Sensus Healthcare

Sensus Healthcare, Inc. is a global pioneer in the development and delivery of non-invasive treatments for skin cancer and keloids. Leveraging its cutting-edge superficial radiotherapy (SRT) technology, the company provides healthcare providers with a highly effective, patient-centric treatment platform. With a dedication to driving innovation in radiation oncology, Sensus Healthcare offers solutions that are safe, precise, and adaptable to a variety of clinical settings. For more information, please visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ''forward-looking statements.'' In some cases, these statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," “approximately,” "potential" or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: our ability to return to profitability; our ability to sell the number of SRT units we anticipate for the balance of 2023; the possibility that inflationary pressures continue to impact our sales; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

To date, we do not expect that the Russian invasion of Ukraine and global geopolitical uncertainty have had any particular impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our "Introductory Note Regarding Forward-Looking Information" and the factors described in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
(in thousands, except share and per share data)	September 30,		September 30,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$3,898	$9,010	$11,838	$31,428
Cost of sales	1,909	3,136	5,609	10,150
Gross profit	1,989	5,874	6,229	21,278
Operating expenses:
Selling and marketing	1,290	1,807	4,983	4,753
General and administrative	1,511	1,160	4,204	3,564
Research and development	1,083	746	3,001	2,302
Total operating expenses	3,884	3,713	12,188	10,619
Income (loss) from operations	(1,895)	2,161	(5,959)	10,659
Other income:
Gain on sale of assets	42	-	42	12,779
Interest income	277	119	764	147
Interest Expense	-	(1)	-	(2)
Other income	319	118	806	12,924
Net Income (loss) before income tax	(1,576)	2,279	(5,153)	23,583
Provision for (benefit from) income tax	(125)	450	(1,428)	2,168
Net Income (loss)	$(1,451)	$1,829	$(3,725)	$21,415
Net income (loss) per share – basic	$(0.09)	$0.11	$(0.23)	$1.30
– diluted	$(0.09)	$0.11	$(0.23)	$1.28
Weighted average number of shares used in computing net income (loss) per share – basic	16,270,403	16,478,742	16,255,263	16,498,557
– diluted	16,270,403	16,595,029	16,255,263	16,671,620

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30,	As of December 31,
(in thousands, except shares and per share data)	2023	2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$20,487	$25,520
Accounts receivable, net	6,883	17,299
Inventories	13,202	3,501
Prepaid inventory	3,946	6,261
Other current assets	1,340	660
Total current assets	45,858	53,241
Property and equipment, net	421	243
Intangibles, net	1	50
Deposits	24	24
Deferred tax asset	3,141	1,713
Operating lease right-of-use assets, net	820	996
Other noncurrent assets	281	468
Total assets	$50,546	$56,735
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$3,999	$5,521
Product warranties	341	403
Operating lease liabilities, current portion	183	190
Income tax payable	-	890
Deferred revenue, current portion	708	693
Total current Liabilities	5,231	7,697
Operating lease liabilities, net of current portion	648	830
Deferred revenue, net of current portion	80	139
Total liabilities	5,959	8,666
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	-	-
Common stock, $0.01 par value – 50,000,000 authorized; 16,912,595 issued and 16,382,404 outstanding at September 30, 2023; 16,902,761 issued and 16,390,419 outstanding at December 31, 2022	169	169
Additional paid-in capital	45,353	45,031
Treasury stock, 530,191 and 512,342 shares at cost, at September 30, 2023 and December 31, 2022, respectively	(3,512)	(3,433)
Retained earnings	2,577	6,302
Total stockholders’ equity	44,587	48,069
Total liabilities and stockholders’ equity	$50,546	$56,735

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